EXHIBIT 11

                   INDEPENDENCE HOLDING COMPANY
                 Computation of Per Share Earnings
             (In Thousands, Except Per Share Amounts)

                                        Year Ended December 31,
                                      1997       1996       1995
                                  ------------------------------
INCOME:
  Income from continuing
   operations....................$  11,187  $   6,710  $   6,172
  Income from discontinued
   operations, net...............     -         1,048      2,028
                                  --------   --------   --------
  Net income.....................$  11,187  $   7,758  $   8,200
                                  ========   ========   ========
SHARES:
  Weighted average common
    shares outstanding...........    7,431      7,432      7,597
                                  ========   ========   ========
BASIC INCOME PER SHARE:
 Income per share from
  continuing operations..........$    1.51  $     .90  $     .81
 Income per share from
  discontinued operations........        -        .14        .27
                                  --------   --------   --------
 Net income per share............$    1.51  $    1.04  $    1.08
                                  ========   ========   ========
DILUTED EARNINGS PER SHARE (A)
 USE OF PROCEEDS:
  Assumed exercise of options....$   2,512  $   2,092      1,406
  Tax benefit from exercise
   of options....................      388          -          -
  Repurchase of treasury stock at
   average market price of $9.67
   $8.29 and $6.64, respectively.   (2,900)    (2,092)    (1,406)
                                  --------   --------   --------
  Assumed balance to be invested.$       -  $       -  $       -
                                  ========   ========   ========
SHARES:
 Weighted average shares
  outstanding....................    7,431      7,432      7,597
 Shares assumed issued for
  options........................      378        306        217
 Treasury stock assumed
  purchased......................     (300)      (252)      (212)
                                  --------    -------   --------
 Adjusted average shares
  outstanding....................    7,509      7,486      7,602
                                  ========   ========   ========
DILUTED INCOME PER SHARE:
 Income per share from
  continuing operations..........$    1.49  $     .90  $     .81
 Income per share from
  discontinued operations........        -        .14        .27
                                  --------    -------   --------
 Net income per share............$    1.49   $   1.04  $    1.08
                                  ========    =======   ========

(A) Warrants were not assumed to be exercised as the effect would have been anti-dilutive.